CERTIFICATE OF THE DESIGNATION, PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                          WESTMARK GROUP HOLDINGS, INC.

           Westmark Group Holdings, Inc., hereinafter called the "Corporation," a corporation organized and existing under the laws of the State of Colorado,
      DOES HEREBY CERTIFY:

      That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Title 7, Article 106, Section 201 of the Colorado Revised Statutes Annotated, such Board of Directors by the unanimous written consent of its members dated and effective as of April 1, 1996 adopted a resolution providing for the issuance of a series of 300,000 shares of Series B Convertible Preferred Stock, $2.00 stated value per share, which resolution is as follows:

      RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Series B Convertible Preferred Stock, $2.00 stated value per share ("Series B Preferred Stock"), is hereby authorized and created, said series to consist of up to 300,000 shares. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

      1.   CASH DIVIDENDS ON SERIES B PREFERRED STOCK.

           (a) The holders of the Series B Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative cash dividends at the annual rate of 10% per share, payable monthly, in arrears on the last day of each month, commencing on the 30th day of April, 1996. Dividends on each share of Series B Preferred Stock shall begin to accrue and shall cumulate from April 1, 1996 (the "Issue Date"), whether or not declared, and shall be payable to the holder of such share on the record date (as defined in Section 1(b) below). Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board duly authorized to fix such date by resolution designating such committee.

           (b) Dividends on the Series B Preferred Stock shall be payable to holders of record as they appear on the books of the Corporation as of the close of business on any record date for the payment of dividends. The record dates for payment of dividends shall be the 20th day of each month.

           (c) Dividends payable on the Conversion Date (as defined in Section 2(b) below) of the Series B Preferred Stock shall be calculated on the basis of the actual number of days elapsed (including the Conversion Date) over a 365-day year.

      2. CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK. (a) At any time on or after the Issue Date, each holder of shares of

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      Series B Preferred Stock may, at his or her option, at any time or from time to time, convert any or all such shares, plus all dividends accrued and unpaid on such Series B Preferred Stock up to the Conversion Date, on the terms and conditions set forth in this Section 2, into fully paid and non-assessable shares of the Corporation's common stock, no par value ("Common Stock"). Each share of Series B Preferred Stock plus all dividends accrued and unpaid on such Series B Preferred Stock, shall be automatically converted into fully paid and nonassessable shares of Common Stock of the Corporation, unless previously converted, thirty-seven months after the Issue Date thereof. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing $2.00 by the Conversion Price (as defined herein) in effect at the time of conversion. The "Conversion Price" per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series B Preferred Stock shall be 84% of the closing bid price per share of Common Stock as quoted by the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automatic Quotations System (including the OTC electronic bulletin board), or, if the Common stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System (including the OTC electronic bulletin board), in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, on the trading day immediately preceding the Conversion Date.

           (b) To exercise his or her conversion privilege, the holder of any shares of Series B Preferred Stock shall deliver via facsimile or overnight mail, notice of intent to convert and shall within five business days surrender to the Corporation during regular business hours at the principal executive offices of the Corporation located at 355 N. E. Fifth Avenue, Suite 4, Delray Beach, Florida 33483, or the offices of the transfer agent for the Series B Preferred Stock, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it). Conversion shall be deemed to have been effected on the date when delivery of the notice of conversion is made, and such date is referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares

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

      of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (c) of this Section 2. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series B Preferred Stock have been converted on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

           (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the daily "Closing Price" for the trading day immediately preceding the Conversion Date. The "Current Market Price" of the Common Stock or other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking firm or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors or such committee. The "Closing Price" shall mean the last reported sales price on the principal securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automatic Quotations System, or, if the Common stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, in the over-the-counter market as furnished by any New York Stock

      Exchange member firm selected from time to time by the Corporation for that purpose.

           (d) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

           (e) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of its incorporation, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B Preferred Stock at the time outstanding.

           (f) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will at all times subsequent to the date of this Designation use its best efforts to meet such registration, listing or approval, as the case may be.

           (g) All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

           (h) The Conversion Price in effect shall be subject to adjustment from time to time as follows:

                (i) STOCK SPLITS, DIVIDENDS AND COMBINATIONS. In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital

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

           stock of the Corporation in Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                (ii) NON-CASH DIVIDENDS, STOCK PURCHASE RIGHTS, CAPITAL REORGANIZATIONS AND DISSOLUTIONS. In the event:

                     (A) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

                     (B) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

                     (C) of any capital reorganization of the Corporation,
                reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

                     (D) of the voluntary of involuntary dissolution, liquidation or winding up of the Corporation; then, and in such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series B Preferred stock, at least ten days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding up. In the event of a reorganization, consolidation, merger, or share exchange, the Corporation shall
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

           require that the transactional documents provide for the rights listed in this paragraph 2(h)(ii).

                (iii) FAILURE TO OBTAIN EFFECTIVENESS OF A REGISTRATION STATEMENT. The Corporation will immediately file a registration statement on Form SB-2 or other appropriate form with the Securities and Exchange Commission to register, among other issuances, the issuance of the Common Stock to be issued upon the conversion of the Series B Preferred Stock. The Corporation will use its best efforts to obtain effectiveness of such registration statement, although there is no assurance that this registration statement will be deemed effective, nor is there any assurance as to the length of time such registration statement will remain effective if such event occurs. If the Corporation's registration statement is not rendered effective on or before June 30, 1996, the Conversion Price shall be decreased by 2% during each month (or portion thereof) that such registration statement fails to become effective (i.e., reduced from 84% to 82%, 82% to 80%, etc.); provided, however, that the Conversion Price shall never be less than 42% of the closing bid price per share of Common Stock.

           (i) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all time in good faith assist in the carrying out of all the provisions of paragraph 2(h) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

           (j) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to paragraph 2(h), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series B Preferred Stock a certificate signed by the chief financial officer of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

           (k) In case any shares of Series B Preferred Stock shall be converted pursuant to Section 2(a) hereof, the shares so converted shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series B Preferred Stock.

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

      3.   REDEMPTION OF SERIES B PREFERRED STOCK AT OPTION OF CORPORATION.

           (a) Subject to the provisions of this Section 3, the Series B Preferred Stock shall be redeemable in whole, or in part, at the option of the Corporation by resolution of the Board of Directors at any time after the Issue Date, at the stated value per share, plus all dividends accrued and unpaid on such Series B Preferred Stock up to the date fixed for redemption, upon giving the notice hereinafter provided.

           (b) In the event the Corporation exercises its redemption right at a time when the Corporation has not obtained, or has failed to maintain, the effectiveness of a registration statement filed under the Act registering the issuance of the shares of Common Stock upon conversion of the Series B Preferred Stock (or the resale of the Common Stock if such Common Stock has been issued upon conversion of the Series B Preferred Stock) ("Effectiveness of a Registration Statement"), the redemption price shall be the sum of (i) the stated value of the Series B Preferred Stock divided by the Conversion Price as adjusted pursuant to Section 2(h) and (ii) the dividends accrued and unpaid on such Series B Preferred Stock. The holders of Series B Preferred Stock acknowledge that there is no guarantee that the Corporation will be able to obtain effectiveness of such a registration statement as set forth in this Section 3(b), or if such registration statement is deemed effective, that the Corporation will be able to maintain the effectiveness of such registration statement for any period of time.

           (c) Not less than thirty nor more than sixty days prior to the date fixed for redemption of the Series B Preferred Stock, a notice in writing shall be given by mail or by facsimile to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the stock books of the Corporation. Such notice shall state: (i) the redemption date; (ii) the redemption price, and the amount of dividends on the Series B Preferred Stock that will be accrued and unpaid to the date fixed for redemption; (iii) the place or places where certificates for shares are to be surrendered for payment of the redemption price; (iv) that the dividends on shares to be redeemed will cease to accrue on such redemption dates; (v) the conversion rights of the shares to be redeemed; (vi) the period within which the conversion rights may be exercised; and (vii) the Conversion Price, and the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock at the time.

           (d) After giving notice and prior to the close of business on the business day prior to the redemption date, the holders of the Series B Preferred Stock so called for redemption may convert such stock into Common Stock in accordance with the conversion privileges set forth in
      Section 2 hereof. Unless (i) the holder of shares of Series B Preferred Stock to whom notice has been duly given shall have exercised its rights to convert in accordance with Section 2 hereof; or (ii) the Corporation shall

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

      default in the payment of the redemption price as set forth in such notice, upon such redemption date such holder shall no longer have any voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding as of the redemption date. In the event a holder of Series B Preferred Stock provides the Corporation with notice of conversion of all or a portion of such Series B Preferred Stock into shares of Common Stock on or after any notice of redemption is provided, the holder shall have been deemed to convert as of the redemption date provided, however, that in the event the Corporation shall default in the payment of the redemption price as set forth in such redemption notice, the conversion shall not be effective unless the holder of the Series B Preferred Stock electing to convert provides written notice to the Corporation within 20 days of the purported redemption date of his desire to effect such conversion.

           (e) The Series B Preferred Stock may not be redeemed and the Corporation may not purchase or otherwise acquire any shares of Series B Preferred Stock unless full dividends of on all outstanding shares of Series B Preferred Stock shall have been paid in full for all past dividend periods.

           (f) All shares of Series B Preferred Stock so redeemed shall have the status of authorized but unissued preferred stock, but such shares so redeemed shall not be reissued as shares of Series B Preferred Stock.

           (g) No holder of shares of Series B Preferred Stock shall have the right to require the Corporation to redeem all or any portion of such shares.

      4.   VOTING.

           (a) Except as otherwise required by law, the shares of Series B Preferred Stock shall not be entitled to vote on any matters presented at any annual or special meeting of stockholders of the Corporation or to be taken by written consent of the stockholders of the Corporation.

           (b) Notwithstanding the foregoing, if the Corporation has not obtained or has failed to maintain the Effectiveness of a Registration Statement as described in Section 3(b) on or before December 31, 1996 and the closing bid price of the Common Stock of the Corporation is at or below $1.00 for any five consecutive trading days subsequent to December 31, 1996, then the holders of the Series B Preferred Stock, voting separately as a class, shall be entitled to elect a majority of the Board of Directors at any meeting of the stockholders of the Corporation at which directors are to be elected, or held, as the case may be. The right of the holders of the Series B Preferred Stock to elect such directors shall cease when

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

      Effectiveness of a Registration Statement as described in Section 3(b) occurs. At any time after such voting power shall have so vested in the holders of the Series B Preferred Stock, upon the written request of a holder of record of Series B Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, and to the other holders of the Series B Preferred Stock, the Secretary shall, at the election of such requesting holder: (i) call a special meeting of the holders of the Series B Preferred Stock for the election of the directors to be elected by them as hereinafter provided, such meeting to be held within 45 days after delivery of such request at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 45 days before the date fixed for the next ensuing annual meeting of the stockholders; or (ii) obtain written consents from holders of the Series B Preferred Stock for the election of the directors to be elected by them in an amount sufficient to satisfy applicable state law requirements and comply with applicable federal securities law requirements with respect to this consent provision.

           (c) The holders of the Series B Preferred Stock voting as a class will have the right to remove without cause at any time and replace any director such holders have elected pursuant to this Section 4.

      5.   LIQUIDATION RIGHTS.

           (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled or receive out of assets of the Corporation available for distribution to stockholders, after payment in full of the liquidation distribution to which holders of the preferred stock with a liquidation preference are entitled, but before any distribution of assets is made to holders of Common Stock or of any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to liquidation, an amount equal to $2.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution. It is understood that the Series A Preferred Stock ranks junior to the Series B Preferred Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

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

           (b) Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 4.

           (c) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, or within 20 days prior to any stockholders' meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series B Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series B Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Preferred Stock of such material change. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the initial notice or 10 days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series B Preferred Stock.

           (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock. If a majority of the holders of the Series B Preferred Stock objects to the appraiser or to the valuation of shares, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation's Series B Preferred Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series B Preferred Stock of the appraiser's valuation.

      6.   CORPORATION LIMITATIONS.

           (a) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the unanimous affirmative vote or the written consent of the holders of the outstanding shares of Series B Preferred Stock, voting separately as a class:

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

                (i) Amend, alter or repeal any provision of the Certification of Incorporation or Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock.

           (b) Unless otherwise contractually restricted, the provisions of this paragraph 6 shall not in any way limit the right and power of the Corporation to:

                (i) Increase the total number of authorized shares of Common Stock; or

                (ii) Issue bonds, notes, mortgages, debentures, preferred stock ranking junior to the terms of the Series B Preferred Stock and other obligations, and to incur indebtedness to banks and to other lenders.

      7. HOLDERS OF SERIES B PREFERRED STOCK LIMITATIONS.

           (a) For a period of thirty-seven months from the Issue Date, no holders of Series B Preferred Stock shall be required or permitted, through conversion, exercise or receipt upon foreclosure, to obtain more than 5% at any one time of the outstanding voting equity of the Corporation as computed in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

           (b) Notwithstanding the foregoing, if the Corporation fails to obtain or has failed to maintain the Effectiveness of a Registration Statement as described in Section 3(b) prior to December 31, 1996 and the closing bid price per share of the Common Stock of the Corporation for any five consecutive trading days subsequent to December 31, 1996 is at or below $1.00, the limitations set forth in Section 7(a) above shall be rendered inapplicable ninety (90) days after written notice has been given by a holder of the Series B Preferred Stock to the Corporation with respect to such holder giving notice.

      8. TRANSFERABILITY. The Series B Preferred Stock shall be transferable by the holders, provided such transfer is in compliance with applicable federal and state securities laws.

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

      IN WITNESS WHEREOF, Westmark Group Holdings, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by NORMAN J. BIRMINGHAM, its chief executive officer, and attested by DAWN DRELLA, its secretary, this ____ day of ________________, 1996.

                               WESTMARK GROUP HOLDINGS, INC.


                               By  NORMAN J. BIRMINGHAM
                                   Chief Executive Officer
ATTEST:


By  DAWN DRELLA, Secretary


STATE OF __________  |
                     |
COUNTY OF _________  |

      BE IT REMEMBERED that on this _______ day of ___________, 1996, personally came before me, a Notary Public in and for the County and State aforesaid, NORMAN J. BIRMINGHAM, Chief Executive Officer of Westmark group holdings, Inc., a Colorado corporation, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said Corporation and the facts stated therein are true; and that the seal affixed to said certificate and attested by the Secretary of said corporation is the corporate seal of said Corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.


                               NOTARY PUBLIC, IN AND FOR
                               THE STATE OF _____________




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